UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2005

NET 1 UEPS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

     On July 18, 2005, Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) entered into a Stock Purchase Agreement by and among Dr. Serge C.P. Belamant, CI Law Trustees Limited for the San Roque Trust, South African Private Equity Fund III, L.P., South African Private Equity Trust III, Brait International Limited, Brenthurst Private Equity II Limited and Brenthurst Private Equity South Africa I Limited, as sellers, and investment entities affiliated with General Atlantic LLC, as purchasers.

     Pursuant to the purchase agreement, investment entities affiliated with General Atlantic LLC will purchase from the sellers in a private placement $75.0 million of Net1 common stock for a price per share equal to the public offering price in the Company’s recently announced public offering. The closing of the private placement is conditioned upon and is expected to close concurrently with the public offering. In addition, under the purchase agreement, the Company has agreed to add one seat to its board of directors and cause to be elected to the board one person designated by General Atlantic LLC. The purchase agreement also provides that the purchasers will be entitled to two demand registration rights; provided that the first demand registration right may only be exercised after the first anniversary of the closing of the private placement, and piggy back registration rights.

[Remainder of page intentionally left blank.]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.
Date: July 19, 2005	By:	/s/ Serge C.P. Belamant
Serge C.P. Belamant
Chief Executive Officer